Exhibit 10.1

DDC Enterprise Ltd.

Term Sheet

DDC Enterprise Ltd.

and

Asgardian Capitals

Binding Term Sheet

March 17th 2025

This term sheet (“Term Sheet”) summarizes the principal terms of the proposed purchase (the “Transaction”) by DDC Enterprise Ltd. (a limited liability company established under the laws of the Cayman Islands) (“DDC”), of Bitcoin (“BTC”) from an investor group formed with 2 investor vehicles (the “Investors”) and issuance of DDC shares to the investors.

This Term Sheet is intended to set out a comprehensive list of all relevant terms and conditions relating to the Transaction. This Term Sheet shall be legally binding while the transaction will also be subject to formal legal documentation (“Definitive Documents”) to be entered into between the parties as well as satisfactory due diligence on the parties.

Principal Terms of the Transaction
Structure of Transaction

The Transaction shall include: (i) the initial purchase by DDC of 100 BTC from the investors with a purchase price consisting of DDC Class A Ordinary shares (the “DDC Shares”) valued at $0.50, $0.75, $1.0, and $1.25 per share in 4 separate placements (each, a “Placement”); and (ii) a services agreement between the parties which shall provide that the investors will provide reasonable assistance, on a non-exclusive basis, in building DDC’s BTC reserve and also manage of future crypto investments (the “Services Agreement”). The exact price of DDC Shares and number of BTC within the foregoing ranges shall be set by the parties in the Definitive Documents but in no event shall the DDC Shares constitute more than 15% of all outstanding DDC Class A Ordinary shares.

The purchase of the BTC will take place with the first 25 BTC being injected into DDC, while DDC will place shares to the investors at $0.50 per share. Each injection will take place every 6-8 weeks.

Transferability of DDC Shares	The DDC Shares shall be locked up and nontransferable except that upon DDC achieving the following market capitalization, the lockup shall expired and DDC Shares shall be transferrable in compliance with SEC Rule 144 or other applicable safety harbors as follows:

(i) $200M market capitalization or DDC Share trading price has reached $1.50 for five consecutive trading days (whichever is the earlier, the “First Trigger”): 1/3 of DDC Shares released from lockup;

(ii) $350M market capitalization or DDC Share trading price has reached $2.50 for five consecutive trading days (whichever is the earlier, the “Second Trigger”): additional 1/3 DDC Shares released from lockup;

(iii) $500M market capitalization or DDC Share trading price has reached $3.50 for five consecutive trading days (whichever is the earlier, the “Third Trigger”, together with the First Trigger and the Second Trigger, the “Triggers”): final 1/3 DDC Shares released from lockup; and

(iv) Anytime after 2 years of the date of the first Placement.

DDC Enterprise Ltd.

Term Sheet

BTC Storage

After the transfer, all DDC BTC will be kept in a designated cold wallet. The Bitcoin wallet adopts a 6/4 multi-signature mechanism, meaning out of the six people holding the passwords, any four people providing passwords together can execute transfer to the BTC.

Future BTC Investment and Crypto Fund Management	As DDC embarks on building a long-term BTC reserve for the listed company and also begin investing into crypto funds as part of the group’s asset management policy, the investors shall in its best effort assist DDC to identify the most suitable fund manager to manage such asset and also provide best knowledge on the acquisition of future BTC and or other crypto currencies.
Future Financings	The investors shall have a right of first refusal on future financings of DDC, which are primarily for the purpose of raising capital for the purchase of additional BTC, subject to customary exclusions and exceptions.
Representations in Definitive Documents	DDC shall provide reasonable and customary representations to the investors about the DDC Shares. The investors shall provide reasonable and customary representations about the BTC, including that the investors has good and marketable title to the BTC, the BTC not have any liens, claims or encumberances, and DDC will acquire all rights to the BTC upon closing the Transaction.
Put Option

It is the joint vision for both parties to grow DDC to beyond USD 500M market cap within 3 years. If this vision of gradual market capitalization growth is not realized on each anniversary of the first Placement (the “Put Date”):

The investors can put DDC shares back to Norma Chu, the founder or to DDC at such prices to be set forth in the Definitive Documents for the put option. Such put option shall also be secured by BTC.

Timing	Complete diligence and finalize and execute the Definitive Documents within 10 days of executing of this Term Sheet and a closing within 10 days of execution of the Definitive Documents.
Conditions

The Transaction is subject to, among other things, the following conditions:

(a) prior to execution of Definitive Documents, satisfactory completion of due diligence by DDC and the investors;

(b) the execution of the Definitive Documents, including terms of the Services Agreement, satisfactory to DDC and the investors respectively;

(c) The investors shall provide respresentations so that issuance of the DDC Shares complies with SEC Rule 506, Regulation S, and is exempted from registration under the Securities Act of 1933, including, for example, the investors shall represent that it is accredited and sophisticated investor, and is not purchasing the DDC shares with a view to distribution;

(d) The investors shall provide passwords to the BTC and evidence that there are no liens, claims or encumbrances on the BTC and they are freely transferable to DDC pursuant to the Definitive Documents.

Governing Law	This Term Sheet and the Definitive Documents shall be governed by the laws of Delaware.
Dispute Resolution	Any dispute, controversy or claim arising out of or relating to this Term Sheet, or the existence, validity, interpretation, performance, breach, or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by the courts of State of New York.
Confidentiality	The terms and conditions described in this Term Sheet including its existence shall be confidential information and shall not be disclosed to any third party. If either party determines that it is required by law or regulation to disclose information relating to this Term Sheet, it shall, a reasonable time before making any such disclosure, consult with the other party regarding such disclosure and seek confidential treatment for such portions of the disclosure as may be reasonably requested by the other party.

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DDC Enterprise Ltd.

Term Sheet

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Term Sheet on the date and year first written above.

For and on behalf of
ASGARDIAN CAPITALS LIMITED

/s/ Kenny Lee
Name:	Kenny Lee
Title:	Director

For and on behalf of
DDC Enterprise Ltd.

/s/ Norma Chu
Name:	Norma Chu
Title:	Chairwoman and CEO

Signature page to Term Sheet

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